Exhibit 99.1

Unaudited pro forma consolidated financial information

The following supplemental pro forma information is presented for informational purposes only, as an aid to understanding Gaiam, Inc.’s (“Gaiam”) historical financial results as if adjusted by the deconsolidation of Real Goods Solar. This pro forma should not be considered a substitute for the actual historical financial information prepared in accordance with generally accepted accounting principles (“GAAP”), as presented in our filings on Form 10-Q and 10-K. The unaudited pro forma consolidated financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or our future consolidated results of operations.

On December 31, 2011, we converted our Real Goods Solar Class B common shares, which have ten votes per share, to Real Goods Solar Class A common shares, which have one vote per share. As a result of this conversion, our voting ownership decreased to approximately 37.5% and, thus, we no longer had financial control of Real Goods Solar, but retained significant financial influence. Accordingly, we deconsolidated Real Goods Solar and will report it as an equity investment on our consolidated balance sheet at December 31, 2011.

The unaudited pro forma condensed consolidated balance sheet at September 30, 2011 presents our condensed consolidated financial position giving pro forma effect to the deconsolidation of Real Goods Solar as if it had occurred on September 30, 2011. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011and for the year ended December 31, 2010 present our condensed consolidated results of operations giving pro forma effect to the deconsolidation of Real Goods Solar as if it had occurred on January 1, 2010. These pro forma financial statements should be read in connection with our historical condensed financial statements for the period ended September 30, 2011, which were included with our Form 10-Q filed on November 9, 2011 and our historical consolidated financial statements for the year ended December 31, 2010, which were included with our Form 10-K filed March 11, 2011.

The pro forma adjustments are based on currently available information, estimates and assumptions that we believe are reasonable in order to reflect, on a pro forma basis, the impact of this deconsolidation on our historical financial information.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2011

(in thousands, except per share data)	Gaiam	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$178,854	$(68,965)	(a)	$109,889
Cost of goods sold	98,478	(50,723)	(a)	47,755

Gross profit	80,376	(18,242)		62,134

Expenses:
Selling and operating	79,209	(15,772)	(a)	63,437
Corporate, general and administration	9,143	(2,520)	(a)	6,623
Acquisition-related costs	2,393	(2,393)	(a)	—

Total expenses	90,745	(20,685)		70,060

Loss from operations	(10,369)	2,443		(7,926)
Interest and other income	92	111	(a)	203

Loss before income taxes and noncontrolling interest	(10,277)	2,554		(7,723)
Income tax benefit	(3,169)	538	(a)	(2,631)
Losses from equity method investment	—	(756)	(b)	(756)

Net loss	(7,108)	1,260		(5,848)
Net (income) loss attributable to noncontrolling interest	738	(906)	(a)	(168)

Net loss attributable to Gaiam, Inc.	$(6,370)	$354		$(6,016)

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.27)			$(0.26)

Diluted	$(0.27)			$(0.26)

Weighted average shares outstanding:
Basic	23,272			23,272

Diluted	23,272			23,272

(a)	Deconsolidation of Real Goods Solar’s results from operations.
(b)	Recognition of Gaiam’s portion of Real Goods Solar’s earnings (37.52%) under the equity method.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

(in thousands, except per share data)	Gaiam	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$274,268	$(77,324)	(a)	$196,944
Cost of goods sold	138,438	(55,814)	(a)	82,624

Gross profit	135,830	(21,510)		114,320

Expenses:
Selling and operating	117,152	(16,717)	(a)	100,435
Corporate, general and administration	12,534	(2,772)	(a)	9,762

Total expenses	129,686	(19,489)		110,197

Income from operations	6,144	(2,021)		4,123
Interest and other income	1,291	(15)	(a)	1,276

Income before income taxes and noncontrolling interest	7,435	(2,036)		5,399
Income tax expense	2,366	(797)	(a)	1,569
Earnings from equity method investment	—	465	(b)	465

Net income	5,069	(774)		4,295
Net income attributable to noncontrolling interest	(794)	562	(a)	(232)

Net income attributable to Gaiam, Inc.	$4,275	$(212)		$4,063

Net income per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.18			$0.17

Diluted	$0.18			$0.17

Weighted average shares outstanding:
Basic	23,226			23,226

Diluted	23,383			23,383

(a)	Deconsolidation of Real Goods Solar’s results from operations.
(b)	Recognition of Gaiam’s portion of Real Goods Solar’s earnings (37.52%) under the equity method.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2011

(in thousands, except share and per share data)	Gaiam	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash	$27,446	$(12,627)	(a)	$14,819
Restricted cash	214	(214)	(a)	—
Accounts receivable, net	37,665	(19,526)	(a)	18,139
Inventory, less allowances	39,883	(11,255)	(a)	28,628
Deferred advertising costs	3,423	—		3,423
Receivable and deferred tax assets	5,206	(1,615)	(a)	3,591
Receivable from equity investment	—	2,538	(a)	2,538
Other current assets	12,106	(6,340)	(a)	5,766

Total current assets	125,943	(49,039)		76,904
Property and equipment, net	29,187	(6,476)	(a)	22,711
Media library, net	15,311	—		15,311
Equity investment	—	18,928	(a)	18,200
		(728)	(b)
Deferred tax assets, net	15,237	(8,101)	(a)	13,463
		6,327	(b)
Goodwill	45,158	(20,029)	(a)	25,129
Other intangibles, net	1,119	(490)	(a)	629
Other assets	606	(46)	(a)	560

Total assets	$232,561	$(59,654)		$172,907

LIABILITIES AND EQUITY
Current liabilities:
Line of credit	$1,077	$(1,077)	(a)	$—
Accounts payable	36,336	(22,305)	(a)	14,031
Accrued liabilities	7,759	(3,520)	(a)	4,239
Debt	2,472	(2,472)	(a)	—
Deferred revenue and other current liabilities	3,935	(3,935)	(a)	—

Total current liabilities	51,579	(33,309)		18,270

Commitments and contingencies
Equity:
Gaiam, Inc. shareholders’ equity:
Class A common stock, $.0001 par value; 150,000,000 shares authorized; 17,400,604 shares issued and outstanding at September 30, 2011	2	—		2
Class B common stock; $.0001 par value; 50,000,000 shares authorized; 5,400,000 shares issued and outstanding at September 30, 2011	1	—		1
Additional paid-in capital	158,253	461	(b)	158,714
Accumulated other comprehensive income	96	—		96
Accumulated deficit	(12,074)	5,138	(b)	(6,936)

Total Gaiam, Inc. shareholders’ equity	146,278	5,599		151,877
Noncontrolling interest	34,704	(31,944)	(a)	2,760

Total equity	180,982	(26,345)		154,637

Total liabilities and equity	$232,561	$(59,654)		$172,907

(a)	Deconsolidation of Real Goods Solar.
(b)	Re-measurement to fair value Gaiam’s equity investment in Real Goods Solar.